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Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Incorporation
Merrimack Pharmaceuticals (Bermuda) Ltd.*	Bermuda
Merrimack Pharmaceuticals UK Limited*	UK
Silver Creek Pharmaceuticals, Inc.	Delaware

*
wholly owned

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  Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT